NOTE

ALL  CAPITALIZED  TERMS SHALL BE DEEMED TO HAVE  THE  DEFINITIONS
ASCRIBED  TO  THEM  IN  THE PURCHASE AGREEMENTS,  AS  DEFINED  IN
SECTION 1 OF THIS DOCUMENT.

                                          _________________, 1997


          FOR VALUE RECEIVED, SUNRISE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Maker"), hereby promises to pay to
the                           order                            of
_________________________________________________________ or  its
registered assigns ("Payee"), in legal and lawful money of the United States of America, the aggregate sum of
_________________________________________________________
($__________________) with interest thereon according to the terms hereof. The principal amount hereof, and all accrued and unpaid interest hereon, shall be paid in full to Payee on _____________ (the date two years from the Closing Date, as defined in the Purchase Agreement).

          Section 1. Purchase Agreements. This Note and certain other similar notes aggregating $[ ] principal amount have been issued pursuant to a U.S. Note and Warrant Purchase Agreement dated of even date herewith among Maker, Payee, Pennsylvania Merchant Group Ltd. ("PMG") and certain other investors (the "U.S. Purchase Agreement") and an Offshore Note and Warrant Purchase Agreement dated of even date herewith among Maker, Payee, PMG and certain other investors (the "Offshore Purchase Agreement"). Pursuant to the U.S. Purchase Agreement and the Offshore Purchase Agreement (collectively, the "Purchase Agreements") warrants (the "Warrants") to purchase Maker's Common Stock have also been issued to Payee.

          Section 2. Interest. Interest shall accrue on the outstanding principal hereof at an annual rate of 5.0%. Accrued interest shall be payable at maturity or conversion. Interest shall be payable in cash or, at the option of Maker, shares of Maker's Common Stock, calculated based on the average of the last reported sale prices for the last five days prior to the payment date.

          Section 3. Conversion. Subject to the conditions herein contained, this Note shall be convertible at any time and from time to time, at the option of Payee, into fully paid and nonassessable shares of Maker's Common Stock upon surrender to Maker of this Note; and upon receipt by Maker of such surrendered Note with any appropriate endorsement thereon, and upon written notice to Maker by Payee of Payee's election to convert the same and setting forth the name or names in which shares of Maker's Common Stock are to be issued, Payee shall be entitled to receive a certificate or certificates representing the shares of Maker's Common Stock into which this Note is convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Maker's Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date; provided, however, that any such surrender on any date when the stock transfer books of Maker shall be closed shall constitute the person or persons entitled to receive the shares of

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


Maker's Common Stock  issuable
upon such conversion as the record holder or holders of such shares of Maker's Common Stock for all purposes at the close of business on the next succeeding day on which such transfer books are open. Maker's Board of Directors shall at all times reserve a sufficient number of authorized but unissued shares of Maker's Common Stock to cover the conversion of any outstanding Notes.

          (a) Conversion Price. The basis for the conversion of this note shall be the Conversion Price in effect at the time of conversion. Initially, the Conversion Price shall be $[ ]. In connection with effecting any transfer to Maker for cancellation of this Note upon conversion of the same into Maker's Common Stock, Maker may, but shall not be obliged to, issue a certificate or certificates for fractions of a share of Maker's Common Stock. If Maker elects not to issue a certificate or certificates for fractions of a share of Maker's Common Stock, Maker shall pay in lieu thereof an amount equal to the Conversion Price of such fractional share (computed to the nearest hundredth of a share) in effect at the close of business on the date of conversion.

          (b) Adjustment of Conversion Price and Number of Shares. The number of shares of Maker's Common Stock issuable upon the exercise or exchange of this Note and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

               (i)   Adjustment for Change in Capital Stock.   If
at any time after the Closing Date, Maker:

                    (1)       pays   a   dividend  or   makes   a
                              distribution on its Common Stock in
                              shares of its Common Stock;

                    (2)       subdivides  its outstanding  shares
                              of  Common  Stock  into  a  greater
                              number of shares;

                    (3)       combines its outstanding shares  of
                              Common  Stock into a smaller number
                              of shares;

                    (4)       makes  a distribution on its Common
                              Stock  in  shares  of  its  capital
                              stock other than Common Stock; or

                    (5)       issues  by reclassification of  its
                              Common  Stock  any  shares  of  its
                              capital stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that Payee may receive, upon exchange of this Note, the number of shares of Common Stock of Maker which Payee would have owned immediately following such action if Payee had exchanged this Note immediately prior to such action.

          Any adjustment of the Conversion Price shall become effective immediately after the record date in the case of a dividend or distribution, and immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) Adjustment for Other Distributions. If at any time after the Closing Date, the Maker distributes to all holders of its Common Stock any of its assets or debt securities, the Conversion Price following the record date shall be adjusted in accordance with the following formula:

                          C' = C x  M-F
                                     M


where:   C'     =     the adjusted Conversion Price.

         C      =     the  Conversion Price immediately prior  to
                      the adjustment.

         M      =     the   current  market  price  (as   defined
                      below) per share of Maker's Common Stock on the record date of the distribution.

         F      =     the   aggregate  fair  market   value   (as
                      conclusively  determined by  Maker's  Board
                      of  Directors) on the record  date  of  the
                      assets   or   debt   securities    to    be
                      distributed  divided  by  the   number   of
                      outstanding   shares  of   Maker's   Common
                      Stock.

          The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. In the event that such distribution is not actually made, the Conversion Price shall again be adjusted to the Conversion Price as determined without giving effect to the calculation provided hereby. In no event shall the Conversion Price be adjusted to an amount less than zero.

          This Section 3(b)(ii) does not apply to cash dividends or cash distributions paid out of consolidated current or retained earnings as shown on the books of Maker and paid in the ordinary course of business.

          (iii) Current Market Price. The current market price per share of Maker's Common Stock on any date is the average of the Quoted Prices of the Common Stock for the 30 consecutive trading days commencing 45 trading days before the date in question. The "Quoted Price" of Maker's Common Stock is the last reported sales price of Maker's Common Stock as reported by Nasdaq, or the primary national securities exchange on which Maker's Common Stock is then quoted; provided, however, that if quotes for the Common Stock are not reported by Nasdaq and the Maker's Common Stock is neither traded on the Nasdaq National Market, on a national securities exchange, on the Nasdaq Small Cap Market nor on the OTC Electronic Bulletin Board, the price referred to above shall be the price reflected in the over-the-counter market as reported by the National Quotation Bureau, Inc. or any organization performing a similar function, and provided, further, that if Maker's Common Stock is not then publicly traded, the market price shall equal the Conversion Price.

          Section  4.   Optional Redemption by the Company.   The
Notes are subject to redemption, at the option of the Company, in whole but not in part, at any time on or after

March 31,  1997,
upon not more than 60 nor fewer than 30 days' notice prior to the date fixed by the board of directors of the Company for such redemption (the "Redemption Date"), which notice ("Redemption Notice") shall be irrevocable. Any such redemption shall be at a price equal to the principal of the Notes then outstanding plus accrued and unpaid interest to the Redemption Date. Upon issuing a Redemption Notice, the Company shall establish an account with a federally insured bank (the "Redemption Account") and shall deposit into the Redemption Account an amount equal to the Redemption Price. At any time prior to the Redemption Date, any holder of Notes may convert such Notes into Common Stock in accordance with Section 3 of the Notes, in which case, the Company may withdraw from the Redemption Account the amount that otherwise would have been payable to such Noteholder.

          Section 5. Place of Payment. All payments due to Payee hereunder shall be paid to Payee at the following address on or before the due date of such payment as provided herein: c/o Pennsylvania Merchant Group Ltd., Four Falls Corporate Center, West Conshohocken, Pennsylvania 19428-2961, or to such other address of which Payee shall give written notice to Maker.

          Section 6. Events of Default and Remedies. If any of the following events of default (individually, an "Event of Default") shall occur for any reason whatsoever (and whether it shall be voluntary or involuntary or occur or be affected by operation of law or otherwise):

               A. Maker fails to make payment when due of any principal or interest payable under this Note, and such failure continues for a period of 5 days after written notice that such payment is due and unpaid;

               B. Maker defaults in the observance or performance of any material agreement or condition under this Note or the Warrants, and such default continues for a period of 30 days after written notice of such default is given to Maker by Payee;

               C. Any representation or warranty made by Maker in the Purchase Agreements shall prove to have been false in any material respect on the date when made;

               D. Maker shall default under any material agreement for borrowed money which causes the other party thereto to accelerate such obligation;

               E. Maker shall (i) file, or consent by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers of itself or of any substantial part of its property, (iv) be adjudicated insolvent or be liquidated or
(v) take appropriate action for the purpose of any of the foregoing;

               F.     A   court  or  governmental  authority   of
competent jurisdiction shall enter an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Maker or any substantial amount of its properties, or if an order for relief with respect to Maker shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any  bankruptcy
or   insolvency  law  of  any  jurisdiction,  or   ordering   the
dissolution, winding up or liquidation of Maker, or if any petition for any such relief shall be filed against Maker, and such order or petition shall not be dismissed or stayed within 60 days after the date of such filing, then automatically upon the occurrence of such Event of Default the entire unpaid principal amount of, and the unpaid accrued interest on, this Note shall become immediately due and payable.

          Section 7. Security. To secure Maker's obligations under the Notes, Maker has designated Pennsylvania Merchant Group Ltd., as agent for the Payees, and has granted a security interest in all of its pending and issued ophthalmic patents, pursuant to a pledge agreement dated _____________, 1997.

          Section 8. Additional Remedies. If any Event of Default hereunder shall have occurred, Payee may proceed to protect and enforce its rights under this Note by exercising such remedies as are available to it in respect thereof under the terms of this Note or applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any agreement contained in this Note or in aid of the exercise of any power granted in this Note. No remedy is intended to be exclusive and each such remedy shall be cumulative.

          Section 9. Amendments and Waivers. PMG and the holders of at least 80% of the outstanding principal balance of all Notes issued pursuant to the Purchase Agreements may, by written instrument: (a) extend the time for the performance of any of the obligations or other acts of Maker, including without limitation, payment obligations; (b) waive compliance with any of the covenants of Maker contained herein and (c) waive Maker's performance of any of its obligations hereunder. Neither the failure of Payee nor any delay on the part of Payee to exercise any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise by Payee of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege.

          Section 10. Expenses. Upon the occurrence of an Event of Default hereunder, Maker shall reimburse Payee promptly for all reasonable counsel fees, costs and other expenses incurred by Payee in connection with the collection and/or enforcement of this Note.

          Section 11. Payment Due on Holidays. If the principal of or interest on this Note falls due on a Saturday, Sunday or legal holiday at the place of payment, such payment shall be made on the next succeeding business day and such extended time shall be included in computing interest.

          Section   12.    Applicable  Law.   The   construction,
interpretation and enforcement of this Note shall be governed by the laws of the Commonwealth of Pennsylvania.

          Section 13. Severability. If any provision of this Note shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Note that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, Maker has caused this Note to be executed and delivered by its proper and duly authorized officers as of the date first above written.



SUNRISE TECHNOLOGIES INTERNATIONAL, INC.



By:_____________________________________________
     David Light
     Chairman of the Board and Chief Executive Officer




Attest:__________________________________________
     Secretary

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